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                                                                       Exhibit A


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            WORLDWIDE EQUIPMENT CORP.

         Pursuant to the Business Corporation Act of the State of Florida, the undersigned President of WorldWide Equipment Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document P93000043191 does hereby certify:

         First: that pursuant to a Written Consent of the Board of Directors dated September 7, 2000 and vote by special meeting of the Shareholders of said Corporation on October 30, 2000 the Board of Directors and Majority Shareholders approved the following amendment to the Corporation's Articles of Incorporation creating the series of preferred stock as follows:

                  The first paragraph through item (1) of ARTICLE THREE of the Corporation's Articles of Incorporation shall be deleted and replaced with the following:

         "The total number of shares of capital stock which the corporation has the authority to issue is 101,000,000 shares consisting of:

         (1) 100,000,000 shares of common stock, par value $.001 per share. On the date of filing of these Articles of Amendment which the Secretary of State of the State of Florida, every fifty issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.001 per share (the "Old Common Stock") shall thereby and thereupon be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, except that no fractional shares resulting from the combination shall be issued, any such fractional share to be converted to the right of the holder thereof to receive one share of New Common Stock"; and





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         On the date of filing of these Articles of Amendment which the
Secretary of State of the State of Florida, every fifty issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.001 per share (the "Old Common Stock") shall thereby and thereupon be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, except that no fractional shares resulting from the combination shall be issued, any such fractional share to be converted to the right of the holder thereof to receive one share of New Common Stock.

         Second: The herein amended Articles of Incorporation of the Corporation do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

         Third: This Certificate of Amendment shall be effective as of November 10, 2000, 7:00 a.m.





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         The foregoing amendment was adopted by the Board of Directors of the
Corporation pursuant to Written Consent of the Board of Directors on September 7, 2000 and vote of the Shareholders of the Corporation on October 30, 2000. The vote was taken pursuant to a special meeting of the shareholders of the Corporation, a record date was set and a proxy was delivered to a record holders as of September 15, 2000. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed in its name by its President and its corporate seal to be affixed on ____________, 2000.




                                        Mitchell Hymowitz, President












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